Exhibit A

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of this 1st day of April 2007, by and among Master Portfolio Trust, a Maryland business trust (the “Successor Entity”), with its principal place of business at 100 Light Street, Baltimore, Maryland 21202, on behalf of its series Liquid Reserves Portfolio (the “Successor Fund”), Liquid Reserves Portfolio, a trust organized under the laws of New York (the “Predecessor Entity”), with its principal place of business at 125 Broad Street, New York, New York 10004, and, solely for purposes of paragraph 10.2 hereof, Legg Mason, Inc. (“Legg Mason”).

WHEREAS, the Predecessor Entity is an open-end management investment company registered pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Predecessor Entity has been treated for federal income tax purposes as a partnership under Treas. Reg. § 301.7701-3(b) for all periods for which the Predecessor Entity has been in existence;

WHEREAS, the Successor Fund has been organized in order to continue the business and operations of the Predecessor Entity;

WHEREAS, the Successor Fund currently has no assets and has carried on no business activities prior to the date first shown above and will have had no assets and will have carried on no business activities prior to the consummation of the transaction described herein;

WHEREAS, this Agreement is intended to effect a contribution of assets governed by Section 721(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), from the Predecessor Entity to the Successor Fund in exchange solely for 100% of the beneficial interest in the Successor Fund (the “Successor Fund Interest”), accompanied by an assumption by the Successor Fund of all liabilities of the Predecessor Entity and a liquidating distribution by the Predecessor Entity of the Successor Fund Interest (which shall then constitute all of the assets of the Predecessor Entity) to the holders (“Predecessor Entity Interest Holders”) of beneficial interests in the Predecessor Entity (“Predecessor Entity Interests”) governed by Section 731(a) of the Code, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”);

WHEREAS, following the Reorganization of the Predecessor Entity, the Predecessor Entity shall voluntarily dissolve in accordance with New York law;

WHEREAS, the Board of Trustees of the Successor Entity (the “Successor Entity Board”) has determined, with respect to the Successor Fund, that the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Predecessor Entity for a Successor Fund Interest and the assumption of all liabilities of the Predecessor Entity by the Successor Fund is in the best interests of the Successor Fund and the holders of its beneficial interests; and

WHEREAS, the Board of Trustees of the Predecessor Entity (the “Predecessor Entity Board”) has determined that the sale, assignment, conveyance, transfer and delivery of all of the property and assets of the Predecessor Entity for a Successor Fund Interest and the assumption of all liabilities of the Predecessor Entity by the Successor Fund pursuant to this Agreement is in the best interests of the Predecessor Entity and the Predecessor Entity Interest Holders and that the interests of the Predecessor Entity Interest Holders will not be diluted as a result of this transaction; and

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	THE REORGANIZATION

1.1    Subject to requisite approvals and the other terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Predecessor Entity agrees to sell, assign, convey, transfer and deliver all of its property and assets, as set forth in paragraph 1.2, to the Successor Fund, and the Successor Entity, on behalf of the Successor Fund, agrees in exchange therefor to deliver to the Predecessor Entity 100% of the beneficial interest in the Successor Fund as of the time and date set forth in paragraph 3.1. Subject to such approvals, terms and conditions, and on the basis of such representations and warranties, the Successor Entity, on behalf of the Successor Fund, further agrees to assume all liabilities of the Predecessor Entity, as set forth in paragraph 1.2. Such transactions shall take place on a closing date as provided for in paragraph 3.1 (the “Closing Date”).

1.2    The property and assets of the Predecessor Entity to be sold, assigned, conveyed, transferred and delivered to and acquired by the Successor Entity, on behalf of the Successor Fund, shall consist of all assets and property of every kind and nature of the Predecessor Entity, including, without limitation, all rights, receivables (including dividend, interest and other receivables), cash, cash equivalents, claims (whether absolute or contingent, known or unknown), securities, commodities and futures interests, good will and other intangible property, any deferred or prepaid expenses and all interests, rights, privileges and powers (collectively, “Assets”). The Successor Entity, on behalf of the Successor Fund, shall assume all of the liabilities and obligations of the Predecessor Entity, including, without limitation, all indemnification obligations of the Predecessor Entity with respect to the current and former Trustees and officers of the Predecessor Entity, whether accrued or contingent, known or unknown, existing at the Valuation Date (as defined in Section 2) (collectively, “Liabilities”). The Predecessor Entity will sell, assign, convey, transfer and deliver to the Successor Entity, on behalf of the Successor Fund, any rights, stock dividends, or other securities received by the Predecessor Entity after the Closing Date as stock dividends or other distributions on or with respect to the property and assets transferred, which rights, stock dividends, and other securities shall be deemed included in the property and assets transferred to the Successor Entity, on behalf of the Successor Fund, at the Closing Date and shall not be separately valued, in which case any such distribution that remains unpaid as of the Closing Date shall be included in the determination of the value of the assets of the Predecessor Entity acquired by the Successor Entity, on behalf of the Successor Fund.

1.3    Immediately upon delivery to the Predecessor Entity of the Successor Fund Interest, the Predecessor Entity, as the holder of 100% of the beneficial interest in the Successor Fund, shall (a) approve the advisory agreement with respect to the Successor Fund, (b) elect Trustees of the Successor Entity, on behalf of the Successor Fund and (c) approve any other matter for which approval of the holders of beneficial interests is required.

1.4   Immediately following the actions contemplated by paragraph 1.1, the Predecessor Entity shall (a) distribute to each Predecessor Entity Interest Holder of record as of the Closing Date a portion of the Successor Fund Interest corresponding to such Predecessor Entity Interest Holder’s beneficial interest in the Predecessor Entity as of such date, in accordance with Sections

8.2 and 9.2 of the Amended and Restated Declaration of Trust of the Predecessor Entity (the “Predecessor Entity Charter”) and (b) terminate and dissolve in accordance with said Section 9.2 of the Predecessor Entity Charter and applicable law. The Successor Entity shall record the transfers of the Successor Fund Interest as described in Section 1.1 and this Section 1.4 on its books in accordance with Section 4.4 of the Declaration of Trust of the Successor Entity (the “Successor Entity Charter”). The aggregate net asset value of the Successor Fund Interests so transferred shall be equal to the aggregate net asset value of the Predecessor Entity Interests owned by Predecessor Entity Interest Holders on the Closing Date. The Successor Fund shall not issue certificates representing Successor Fund Interests in connection with such transfers.

1.5	[intentionally omitted.]

1.6    Any regulatory reporting responsibility of a Predecessor Entity, including, but not limited to, the responsibility for filing regulatory reports or other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, or any other relevant regulatory authority (but excluding the filing of any tax returns), is and shall remain the responsibility of the Predecessor Entity.

2.	VALUATION

The value of the Assets and the amount of the Liabilities of the Predecessor Entity shall be determined as of the time for calculation of its net asset value as set forth in the then-current registration statement on Form N-1A for the Predecessor Entity on the Closing Date (such time and date being hereinafter called the “Valuation Date”), computed using the valuation procedures established by the Predecessor Entity Board. All computations of value and amounts shall be made by the fund accountant for the Predecessor Entity.

3.	CLOSING AND CLOSING DATE

3.1    Subject to the terms and conditions set forth herein, the Closing Date shall be April 13, 2007 or such other date as the parties may agree. All acts taking place at the closing of the Reorganization as provided for in this Agreement (the “Closing”) shall be deemed to take place simultaneously as of the “close of business” on the Closing Date unless otherwise agreed to by the parties. The close of business on a Closing Date shall be as of 4:02 p.m., Eastern Time or such later time on that date as the Predecessor Entity’s net asset value is calculated in accordance with Section 2. Each Closing shall be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts, or at such other time and/or place as the parties may agree.

3.2    The Predecessor Entity shall direct State Street Bank and Trust Company (the “Custodian”) to transfer ownership of the Assets from the accounts of the Predecessor Entity that the Custodian maintains as custodian for the Predecessor Entity to the accounts of the Successor Fund that the Custodian maintains as custodian for the Successor Fund and to deliver to the Successor Entity, at the Closing, a certificate of an authorized officer stating that (i) the Assets of the Predecessor Entity have been so transferred as of the Closing Date, and (ii) all necessary taxes in connection with the delivery of the Assets of the Predecessor Entity, including all applicable federal and state stock transfer stamps, if any, have been paid or provision for payment has been made.

3.3    The Predecessor Entity shall direct State Street Bank and Trust Company, in its capacity as accounting service agent for the Predecessor Entity (“Service Agent”), to deliver to the Successor Entity at the Closing a certificate of an authorized officer stating that its records contain the name and address of each Predecessor Entity Interest Holder and the Predecessor Entity Interest owned by each such Predecessor Entity Interest Holder immediately prior to the Closing. The Successor Fund shall deliver to the Secretary of the Predecessor Entity a confirmation evidencing that (a) the Successor Fund Interest has been credited to the Predecessor Entity’s account on the books of the Successor Fund pursuant to paragraphs 1.1 and 1.4 prior to the actions contemplated by paragraph 1.4 and (b) the appropriate portion of the Successor Fund Interest has been credited to the accounts of each Predecessor Entity Interest Holder on the books of the Successor Fund pursuant to paragraph 1.4. At the Closing, each party shall deliver to the other party such bills of sale, checks, assignments, receipts or other documents as the other party or its counsel may reasonably request.

3.4    In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Predecessor Entity (each, an “Exchange”) shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Predecessor Entity is impracticable (in the judgment of the Predecessor Entity Board), the Closing Date shall be postponed until the first Friday (that is also a business day) after the day when trading shall have been fully resumed and reporting shall have been restored.

4.	REPRESENTATIONS AND WARRANTIES

4.1    Except as has been fully disclosed to the Successor Entity in Schedule 4.1 of this Agreement, the Predecessor Entity represents and warrants to the Successor Entity and the Successor Fund as follows:

(a)    The Predecessor Entity is a trust duly formed under the laws of the State of New York, with power under the Predecessor Entity Charter, to own all of its Assets and to carry on its business as it is being conducted as of the date hereof. The Predecessor Entity is duly qualified to do business as a foreign trust in each jurisdiction in which the conduct of its business makes such qualification necessary except where the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), business, properties, net assets or results of operations of the Predecessor Entity. The Predecessor Entity has all necessary federal, state and local authorization to carry on its business as now being conducted and to fulfill the terms of this Agreement, except as set forth in paragraph 4.1(c).

(b)    The Predecessor Entity is a registered open-end management investment company, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect.

(c)    No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Predecessor Entity of the transactions contemplated herein, except such as may be required under the Securities Exchange Act of 1934, as amended (“1934 Act”), the 1940 Act, state securities laws and the Hart-Scott-Rodino Act.

(d)    The current registration statement on Form N-1A of the Predecessor Entity (true and correct copies of which have been delivered to the Successor Entity) and each registration statement of the Predecessor Entity used during the three (3) years prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the 1940 Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(e)    On the Closing Date, the Predecessor Entity will have good and marketable title to the Predecessor Entity’s Assets and full right, power and authority to sell, assign, convey, transfer and deliver such Assets hereunder free of any liens or other encumbrances, and upon delivery and payment for the Assets, the Successor Entity, on behalf of the Successor Fund, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, excluding such restrictions as might arise under the Securities Act of 1933, as amended.

(f)    The Predecessor Entity is not engaged currently, and the execution, delivery and performance of this Agreement by the Predecessor Entity will not result, in a material violation of New York law or of the Predecessor Entity Charter or the by-laws of the Predecessor Entity, or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Predecessor Entity is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Predecessor Entity will not result in the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Predecessor Entity is a party or by which it is bound.

(g)    All material contracts or other commitments of the Predecessor Entity (other than this Agreement, certain investment contracts, including options, futures, swaps and forward contracts, the indemnification agreements of the current and former Trustees of the Predecessor Entity, and those contracts listed in Schedule 4.1) will terminate without liability to the Predecessor Entity on or prior to the Closing Date. Each contract listed in Schedule 4.1 is a valid, binding and enforceable obligation of the Predecessor Entity and, to the Predecessor Entity’s knowledge, the other parties thereto (assuming due authorization, execution and delivery by the other parties thereto) and the assignment by the Predecessor Entity to the Successor Fund of each such contract will not result in the termination of such contract, any breach or default thereunder by the Predecessor Entity or the imposition of any penalty thereunder.

(h)    No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Predecessor Entity’s knowledge, threatened against the Predecessor Entity or any of its properties or assets, that, if adversely determined, would materially and adversely affect its financial condition or the conduct of the Predecessor Entity’s business. The Predecessor Entity is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Predecessor Entity’s business or the Predecessor Entity’s ability to consummate the transactions herein contemplated.

(i)    The Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets and Schedule of Investments of the Predecessor Entity as at the last day of the most recently completed fiscal year of the Predecessor Entity prior to the date of this Agreement, have been audited by KPMG LLP, independent registered public accounting firm, and are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, and such statements (true and correct copies of which have been furnished to the Successor Entity) present fairly, in all material respects, the financial condition of the Predecessor Entity as of such date in accordance with GAAP, and there are no known contingent, accrued or other liabilities of the Predecessor Entity required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date that are not disclosed therein. If, since the date of the audited annual statements referenced above, the

Predecessor Entity has sent to Predecessor Entity Interest Holders copies of its Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets and Schedule of Investments (unaudited) as at the last day of the most recently completed fiscal half-year of the Predecessor Entity, such Statement of Assets and Liabilities, Statements of Operations and Changes in Net Assets and Schedule of Investments (unaudited) as at the last day of the most recently completed fiscal half-year of the Predecessor Entity are in accordance with GAAP consistently applied, and such statements present fairly, in all material respects, the financial condition of the Predecessor Entity, and all known contingent, accrued or other liabilities of the Predecessor Entity required to be reflected on a balance sheet (including the notes thereto) in accordance with GAAP as of such date are disclosed therein.

(j)    Since the last day of the most recently completed fiscal year of the Predecessor Entity prior to the date of this Agreement, there has not been any material adverse change in the Predecessor Entity’s financial condition, assets, liabilities or business, other than changes occurring in the ordinary course of business, or any incurrence by the Predecessor Entity of indebtedness for money borrowed maturing more than one year from the date such indebtedness was incurred. For the purposes of this subparagraph (j), a decline in net asset value per share of Predecessor Entity Interests due to declines in market values of securities held by the Predecessor Entity, the discharge of the Predecessor Entity’s liabilities, or the redemption of Predecessor Entity Interests by Predecessor Entity Interest Holders shall not constitute a material adverse change.

(k) The Predecessor Entity is treated as a partnership under Treas. Reg. § 301.7701-3(b), and has been so treated for all periods for which the Predecessor Entity has been in existence.

(l)    On the Closing Date, all federal and other tax returns, dividend reporting forms and other tax-related reports of the Predecessor Entity required by law to have been filed by such date (including any extensions) shall have been filed and shall be correct in all material respects, and all taxes required to be paid by the Predecessor Entity (whether or not shown or required to be shown as due on any return) shall have been paid or provision shall have been made for the payment thereof and, to the best of the Predecessor Entity’s knowledge, no such return shall be under audit and no additional assessment of any tax shall have been proposed or asserted by any governmental authority.

(m)    The Predecessor Entity has never been engaged in a trade or business within the meaning of Section 731(c)(3)(C)(i) of the Code, and substantially all of its assets (by value) have always consisted of some combination of money, corporate stocks, notes, bonds, debentures or other evidences of indebtedness, interest rate, currency, or equity notional principal contracts, foreign currencies, or interests in or derivative financial instruments in any of the foregoing. No Predecessor Entity Interest Holder has ever contributed to the Predecessor Entity any property other than assets of the types listed in the preceding sentence.

(n)    All issued and outstanding Predecessor Entity Interests are, and on the Closing Date will be, duly authorized and validly and legally issued and outstanding, fully paid and non-assessable by the Predecessor Entity, and No Predecessor Entity Interests have been offered or sold in any state, territory or the District of Columbia except in compliance in all material respects with applicable registration requirements of all applicable federal and state securities laws. All of the issued and outstanding Predecessor Entity Interests will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Service Agent, on behalf of the Predecessor Entity, as provided in paragraph 3.3. The Predecessor Entity does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Predecessor Entity Interests, nor is there outstanding any security convertible into any of the Predecessor Entity Interests.

(o)    The execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary action on the part of the Predecessor Entity Board, and this Agreement constitutes a valid and binding obligation of the Predecessor Entity, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(p)    The provisions of the Predecessor Entity Charter, the bylaws of the Predecessor Entity, and applicable law do not require the holders of the Predecessor Entity Interest to approve this Agreement or the transactions contemplated herein in order for the Predecessor Entity to consummate the transactions contemplated herein. The information to be furnished by the Predecessor Entity for use in the registration statement on Form N-1A of the Successor Entity with respect to the Successor Fund and other documents filed or to be filed with any federal, state or local regulatory authority, which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto.

4.2    Except as has been fully disclosed to the Predecessor Entity in Schedule 4.2 to this Agreement, the Successor Entity, on behalf of the Successor Fund, severally, but not jointly, represents and warrants to the Predecessor Entity as follows:

(a)    The Successor Fund is duly established as a series of the Successor Entity, which is a business trust duly organized, validly existing and in good standing under the laws of the State of Maryland with the power under the Successor Entity Charter to own all of the Assets of the Predecessor Entity and to carry on its business as contemplated by this Agreement. The Successor Entity is duly qualified to do business as a foreign trust in each jurisdiction in which the conduct of its business makes such qualification necessary except where the failure to so qualify would not have a material adverse effect on the condition (financial or otherwise), business, properties, net assets or results of operations of the Successor Entity. The Successor Entity has all necessary federal, state and local authorization to carry on its business as now being conducted and to fulfill the terms of this Agreement except as described in paragraph 4.2(b).

(b)    No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Successor Fund of the transactions contemplated herein, except such as may be required under the 1934 Act, the 1940 Act, state securities laws and the Hart-Scott-Rodino Act.

(c)    The Successor Fund currently has no assets or liabilities and has carried on no business activities prior to the date first shown above. Prior to the Closing Date, the Successor Fund will not have any assets or liabilities or have carried on any business activities.

(d)    The Successor Fund is not engaged currently, and the execution, delivery and performance of this Agreement by the Successor Entity, on behalf of the Successor Fund, will not result, in a material violation of Maryland law or the Successor Entity Charter or the by-laws of the Successor Entity, or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Successor Entity, on behalf of the Successor Fund, is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Successor Entity, on behalf of the Successor Fund, will not result in the acceleration of any material obligation, or the imposition of any material penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Successor Entity, on behalf of the Successor Fund, is a party or by which it is bound.

(e)    No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Successor Entity’s knowledge, threatened against the Successor Entity, with respect to the Successor Fund or its properties or assets, that, if adversely determined, would materially and adversely affect the Successor Fund’s financial condition or the conduct of the Successor Fund’s business. The Successor Entity, on behalf of the Successor Fund, is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects the Successor Fund’s business or the Successor Entity’s ability to consummate the transactions herein contemplated on behalf of the Successor Fund.

(f)    Upon consummation of the Reorganization, all issued and outstanding Successor Fund Interests, including those Successor Fund Interests to be delivered by the Successor Fund to the Predecessor Entity in accordance with paragraph 1.4, will be duly authorized and validly and legally issued and outstanding, fully paid and non-assessable by the Successor Entity, and no Successor Fund Interests will have been offered or sold in any state, territory or the District of Columbia except in compliance in all material respects with applicable registration requirements of all applicable federal and state securities laws. The Successor Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Successor Fund Interest, nor is there outstanding any security convertible into any Successor Fund Interest.

(g)    The execution, delivery and performance of this Agreement, and the transactions contemplated herein, have been duly authorized by all necessary action on the part of the Successor Entity Board, and this Agreement constitutes a valid and binding obligation of the Successor Entity, on behalf of the Successor Fund, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

(h)    The information to be furnished by the Successor Fund for use in the registration statement on Form N-1A of the Successor Entity with respect to the Successor Fund and other documents filed or to be filed with any federal, state or local regulatory authority, which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations thereunder applicable thereto, and shall not, as of the effective date of such registration statement, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not materially misleading.

(i) The Successor Fund is and expects to be treated as a partnership separate from the other series of the Successor Entity under Treas. Reg. § 301.7701-3(b).

(j) The Successor Fund was formed solely for the purpose of consummating the Reorganization and continuing the business and operations of the Entity Fund. As of the Closing Date, and immediately prior to the Reorganization, the Successor Fund shall not ever have held any assets and shall not ever have carried on any business activities whatsoever.

5.	COVENANTS

The Predecessor Entity and the Successor Entity, on behalf of the Successor Fund, respectively, hereby further covenant severally, but not jointly, as follows:

5.1    The Predecessor Entity will operate its business in the ordinary course and shall comply in all material respects with all applicable laws, rules and regulations between the date hereof and the Closing Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and other distributions and any other distribution that may be advisable.

5.2	[intentionally omitted]

5.3    The Successor Fund Interest to be acquired by the Predecessor Entity hereunder is not being acquired for the purpose of making any transfer thereof, other than in accordance with the terms of this Agreement.

5.4    The Predecessor Entity will assist the Successor Fund in obtaining such information as the Successor Fund reasonably requests concerning the ownership of beneficial interests in the Predecessor Entity.

5.5    Subject to the provisions of this Agreement, the Successor Entity, on behalf of the Successor Fund, and the Predecessor Entity each will take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

5.6	[intentionally omitted]

5.7    Each of the Successor Entity, on behalf of the Successor Fund, and the Predecessor Entity will use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

5.8    The Predecessor Entity will, from time to time, as and when reasonably requested by the Successor Entity, execute and deliver or cause to be executed and delivered all such assignments and other instruments and will take or cause to be taken such further action as the Successor Entity, on behalf of the Successor Fund, may reasonably deem necessary or desirable in order to vest in and confirm (a) the Predecessor Entity’s title to and possession of the Successor Fund Interest to be delivered hereunder and (b) the Successor Entity’s title to and possession of all the Assets and otherwise to carry out the intent and purpose of this Agreement.

5.9    The Successor Entity, on behalf of the Successor Fund, will use all reasonable efforts to obtain the approvals and authorizations required by the 1940 Act and such of the state blue sky or securities laws as may be necessary in order to operate after the Closing Date.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PREDECESSOR ENTITY

The obligations of the Predecessor Entity to consummate the transactions provided for herein on the Closing Date shall be subject, at the Predecessor Entity’s election, to the following conditions:

6.1    All representations and warranties of the Successor Entity, on behalf of the Successor Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

6.2    The Successor Entity, on behalf of the Successor Fund, shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Successor Entity, on behalf of the Successor Fund, on or before the Closing Date.

6.3    The Successor Entity, on behalf of the Successor Fund, shall have executed and delivered an assumption of the Liabilities of the Predecessor Entity and all such other agreements and instruments as the Predecessor Entity may reasonably deem necessary or desirable in order to vest in and confirm (a) the Predecessor Entity’s title to and possession of the Successor Fund Interest to be delivered hereunder and (b) the Successor Entity’s assumption of all of the Liabilities and to otherwise to carry out the intent and purpose of this Agreement.

6.4    The Successor Entity, on behalf of the Successor Fund, shall have delivered to the Predecessor Entity a certificate executed in the name of the Successor Entity, on behalf of the Successor Fund, by the Successor Entity’s President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to the Predecessor Entity and dated as of the Closing Date, as to the matters set forth in paragraphs 6.1 and 6.2 and as to such other matters as the Predecessor Entity shall reasonably request.

6.5    The Successor Entity, on behalf of the Successor Fund, and the Predecessor Entity shall have agreed on the net asset value of the Successor Fund Interest to be issued by the Successor Fund in connection with the Reorganization after such number has been calculated in accordance with paragraph 2.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SUCCESSOR FUND

The obligations of the Successor Entity, on behalf of the Successor Fund, to consummate the transactions provided for herein on the Closing Date shall be subject, at the Successor Entity’s election, to the following conditions:

7.1    All representations and warranties of the Predecessor Entity contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

7.2    The Predecessor Entity shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by the Predecessor Entity on or before the Closing Date.

7.3    The Predecessor Entity shall have delivered to the Successor Entity, on behalf of the Successor Fund, a Statement of Assets and Liabilities of the Predecessor Entity as of the Closing Date, including a schedule of investments, certified by the Treasurer of the Predecessor Entity. The Predecessor Entity shall have executed and delivered all such assignments and other instruments of transfer as the Successor Entity may reasonably deem necessary or desirable in order to vest in the Successor Fund and confirm (a) the Predecessor Entity’s title to and possession of the Successor Fund Interest to be delivered hereunder and (b) the Successor Fund’s title to and possession of all the Assets and to otherwise to carry out the intent and purpose of this Agreement.

7.4    The Predecessor Entity shall have delivered to the Successor Entity a certificate executed in the name of the Predecessor Entity by the Predecessor Entity’s President or Vice President and its Treasurer or Assistant Treasurer, in a form reasonably satisfactory to the Successor Entity and dated as of the Closing Date, as to the matters set forth in paragraphs 7.1 and 7.2 and as to such other matters as the Successor Entity shall reasonably request.

7.5    The Predecessor Entity and the Successor Entity, on behalf of the Successor Fund, shall have agreed on the net asset value of the Successor Fund Interest to be issued by the Successor Fund in connection with the Reorganization after such number has been calculated in accordance with paragraph 1.1.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SUCCESSOR FUND AND THE PREDECESSOR ENTITY

If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to the Predecessor Entity or the Successor Entity, on behalf of the Successor Fund, the other party to this Agreement shall be entitled on behalf of the Predecessor Entity or Successor Fund, as applicable, at its option, to refuse to consummate the transactions contemplated by this Agreement with respect to the Reorganization:

8.1    This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the Predecessor Entity Interest Holders, if such approval is required, in accordance with the provision of the Predecessor Entity Charter, the by-laws of the Predecessor Entity, and New York law, and certified copies of the resolutions evidencing such approval, if any, shall have been delivered to the Successor Entity. Notwithstanding anything herein to the contrary, neither the Successor Entity nor the Predecessor Entity may waive the condition set forth in this paragraph 8.1.

8.2    On the Closing Date, no court or governmental agency of competent jurisdiction shall have issued any order that remains in effect and that restrains or enjoins the Predecessor Entity or the Successor Entity, with respect to the Successor Fund, from completing the transactions contemplated by this Agreement.

8.3    All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by the Successor Entity or the Predecessor Entity to permit consummation, in all material respects, of the transactions contemplated with respect to the Successor Fund or the Predecessor Entity hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Successor Fund or the Predecessor Entity, provided that either party hereto may for itself waive any of such conditions.

8.4	[intentionally omitted]

8.5    The parties shall have received an opinion of Bingham McCutchen LLP, dated the Closing Date, based upon certain facts, assumptions and representations made by the Predecessor Entity by the Successor Entity, on behalf of the Successor Fund, and by their respective authorized officers, substantially to the effect that, for federal income tax purposes, (i) no gain or loss will be recognized by the Predecessor Entity upon the transfer of its Assets to the Successor Fund solely in exchange for the Successor Fund Interest, except for (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, or (C) any other gain or loss that may be recognized by reason of the closing of the Predecessor Entity tax year; (ii) no gain or loss will be recognized by the Predecessor Entity upon the assumption of its Liabilities by the Successor Fund; (iii) the basis in the hands of the Successor Fund of the Assets of the Predecessor Entity will be the same as the basis of such Assets in the hands of the Predecessor Entity immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Predecessor Entity upon the transfer; (iv) the holding periods of the Assets in the hands of the Successor Fund, other than assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which the Assets were held by the Predecessor Entity; (v) no gain or loss will be recognized by the Successor Fund upon receipt of the Assets solely in exchange for the Successor Fund Interest; (vi) no gain or loss will be recognized by the Predecessor Entity Interest Holders upon the distribution of Successor Fund Interests to them in liquidation of their Predecessor Entity Interests; (vii) the aggregate basis of the Successor Fund Interest that a Predecessor Entity Interest Holder receives in the Reorganization will be the same as the aggregate basis of the Predecessor Entity Interest exchanged therefor; and (viii) the Predecessor Entity Interest Holder’s holding period for the Successor Fund Interest received in the Reorganization will be determined by including the period of the Predecessor Entity Interest exchanged therefor, provided that the Predecessor Entity Interest was held as a capital asset. The delivery of such opinion is conditioned upon receipt by Bingham McCutchen LLP of representations it shall request of the Successor Entity, on behalf of the Successor Fund, and the Predecessor Entity. Notwithstanding anything herein to the contrary, neither the Successor Entity nor the Predecessor Entity may waive the condition set forth in this paragraph 8.5.

8.6 The Successor Entity, on behalf of the Successor Fund, shall have received on the Closing Date an opinion of Bingham McCutchen LLP, in a form reasonably satisfactory to the Successor Entity, and dated as of the Closing Date, substantially to the effect that, based upon certain facts and certifications made by the Predecessor Entity and its authorized officers: (a) the Predecessor Entity is a trust formed under the laws of the State of New York; (b) the Predecessor Entity has the power as a trust to carry on its business as an open-end investment company registered under the 1940 Act; (c) the Agreement has been duly authorized, executed and, so far as known to such counsel, delivered by the Predecessor Entity and assuming due authorization, execution and delivery of this Agreement by the Successor Entity, on behalf of the Successor Fund, constitutes a valid and legally binding obligation of the Predecessor Entity, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in a proceeding under equity or at law); provided that such counsel shall be entitled to state that it expresses no opinion with respect to the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses which may be limited by any applicable federal or state securities laws or as a matter of public policy; (d) the execution and delivery of this Agreement did not, and the transfer of the Assets for Successor Fund Interest and the assumption by the Successor Fund of the Liabilities pursuant to this Agreement will not, violate the Predecessor Entity Charter or the by-laws of the Predecessor Entity; (e) to the knowledge of such counsel, all regulatory or court consents, authorizations, approvals, orders or filings required to be obtained or made by the Predecessor Entity under the federal laws of the United States or the laws of the State of New York for the transfer of the Assets for Successor Fund Interest and the assumption by the Successor Fund of the Liabilities pursuant to this Agreement have been obtained or made, except such as may be required under state securities or blue sky laws as to which such counsel need express no opinion; and (f) to the knowledge of such counsel, and without any independent investigation, other than as disclosed on the schedule provided by the Predecessor Entity pursuant to paragraph 4.1 of the Agreement, the Predecessor Entity is not subject to any litigation or administrative proceeding that could reasonably be expected to have a materially adverse effect on the operations of the Predecessor Entity. Such opinion may state that it is solely for the benefit of the Successor Entity and the Successor Entity Board. Such opinion may contain such assumptions and limitations as shall be in the opinion of Bingham McCutchen LLP appropriate to render the opinions expressed therein.

8.7 The Predecessor Entity shall have received on the Closing Date an opinion of Bingham McCutchen LLP, in a form reasonably satisfactory to the Predecessor Entity, and dated as of the Closing Date, substantially to the effect that, based upon certain facts and certifications made by the Successor Entity, on behalf of the Successor Fund and its authorized officers: (a) the Successor Entity is a business trust validly existing under the laws of the State of Maryland; (b) the Successor Entity, with respect to the Successor Fund, has the power as a business trust to carry on its business as presently conducted in accordance with the description thereof in the Successor Entity’s registration statement as an open-end investment company registered under the 1940 Act; (c) this Agreement has been duly authorized, executed and, so far as known to such counsel, delivered by the Successor Entity, on behalf of the Successor Fund, and assuming due authorization, execution and delivery of this Agreement by the Predecessor Entity, constitutes a valid and legally binding obligation of the Successor Entity, on behalf of the Successor Fund, enforceable against the Successor Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in a proceeding under equity or at law); provided that such counsel shall be entitled to state that it expresses no opinion with respect to the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses which may be limited by any applicable federal or state securities laws or as a matter of public policy; (d) the execution and delivery of this Agreement did not, and the issuance of the Successor Fund Interest and the assumption of the Liabilities in exchange for the transfer of the Assets pursuant to this Agreement will not, violate the Successor Entity Charter or the by-laws of the Successor Entity; (e) to the knowledge of such counsel, all regulatory or court consents, authorizations, approvals, orders or filings required to be obtained or made by the Successor Entity, on behalf of the Successor Fund, under the federal laws of the United States or the laws of the State of Maryland with respect to the issuance of the Successor Fund Interest in exchange for the transfer of the Assets and the assumption of the Liabilities pursuant to this Agreement have been obtained or made, except such as may be required under state securities or blue sky laws, as to which such counsel need express no opinion; and (f) to the knowledge of such counsel, and without any independent investigation, other than as disclosed on the schedule provided by the Successor Entity pursuant to paragraph 4.2 of the Agreement, the Successor Fund is not subject to any litigation or administrative proceeding that could reasonably be expected to have a materially adverse effect on the operations of the Successor Fund. Such opinion may state that it is solely for the benefit of the Predecessor Entity and the Predecessor Entity Board. Such opinion may contain such assumptions and limitations as shall be in the opinion of Bingham McCutchen LLP appropriate to render the opinions expressed therein. With respect to all matters of Maryland law, such counsel shall be entitled to state that, with the approval of the Predecessor Entity, they have relied on the opinion of Venable LLP and that their opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Venable LLP.

9.	INDEMNIFICATION

The Successor Entity, out of the Successor Fund’s assets and property (including any amounts paid to the Successor Fund pursuant to any applicable liability insurance policies or indemnification agreements), agrees to indemnify and hold harmless the Predecessor Entity and its Trustees and officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Predecessor Entity may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Successor Entity or Trustees or officers prior to the Closing Date, provided that such indemnification by the Successor Entity is not (a) in violation of applicable law or (b) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

10. BROKERAGE FEES AND EXPENSES

10.1    The Successor Entity, on behalf of the Successor Fund, and the Predecessor Entity represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

10.2 Legg Mason will pay the proxy solicitation, mailing and attestation costs of the Reorganization. The remaining costs attributable to the Reorganization, which include postage and printing costs, will be divided between Legg Mason, on the one hand, and the Successor Fund and Predecessor Entity, on the other hand, in accordance with an allocation approved by the Predecessor Entity and Successor Entity Boards. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Section 851 of the Code.

11. ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

11.1    The Successor Entity, on behalf of the Successor Fund, and the Predecessor Entity agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

11.2    The covenants to be performed after the Closing by both the Successor Entity and the Predecessor Entity, and the obligations of the Successor Entity, on behalf of the Successor Fund, in Section 9, shall survive the Closing. All other representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder and shall terminate on the Closing.

12. TERMINATION

This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date with respect to the Reorganization by resolution of the Successor Entity Board or the Predecessor Entity Board, as applicable, at any time prior to the Closing Date, if circumstances should develop that, in the opinion of that Board, make proceeding with the Agreement inadvisable with respect to the Successor Fund or the Predecessor Entity, respectively. The termination of this Agreement shall not affect the rights and obligations of any party in respect of any breach of this Agreement occurring prior to such termination.

13. AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of Predecessor Entity and the Successor Entity.

14. NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail), personal service or prepaid or certified mail addressed to the Successor Entity or the Predecessor Entity, at its address set forth in the preamble to this Agreement, in each case to the attention of its President.

15.   HEADINGS; COUNTERPARTS; GOVERNING LAW; SEVERABILITY; ASSIGNMENT; LIMITATION OF  LIABILITY

15.1    The Article and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.2 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

15.3    This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York.

15.4    This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

15.5    The warranties, representations and agreements contained in this Agreement made by the Successor Entity, on behalf of the Successor Fund, are made on a several (and not joint, or joint and several) basis.

15.6 Consistent with the Predecessor Entity Charter, the obligations of the Predecessor Entity entered into in the name or on behalf of the Predecessor Entity by any of its Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or holders of beneficial interests of the Predecessor Entity personally, but bind only the assets of the Predecessor Entity, and all persons dealing with the Predecessor Entity must look solely to the assets of the Predecessor Entity for the enforcement of any claims against the Predecessor Entity.

[signature page to follow]

Execution Copy

Reorganization 52

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer.

MASTER PORTFOLIO TRUST, on behalf of its series Liquid Reserves Portfolio		LIQUID RESERVES PORTFOLIO

By:		By:
	Name:		Name:
	Title:		Title:

Legg Mason, INC., solely with respect to paragraph 10.2 hereof

By:
Name:
Title:

Schedule 4.1

None.

Schedule 4.2

None.